Exhibit 12.1

First BanCorp
Computation of Ratio of Earnings to Fixed Charges

Six-Month Period Ended
June 30, 2015

Including Interest on Deposits
Earnings:
Pre-tax loss from continuing operations	$(10,240)
Plus:
Fixed Charges (excluding capitalized interest)	53,799

Total earnings	$43,559

Fixed Charges:
Interest expensed and capitalized	$51,993
An estimate of the interest component within rental expense	1,806
Total Fixed Charges	$53,799
Ratio of Earnings to Fixed Charges	(A)

Excluding Interest on Deposits
Earnings:
Pre-tax loss from continuing operations	$(10,240)
Plus:
Fixed Charges (excluding capitalized interest)	19,125

Total earnings	$8,885

Fixed Charges:
Interest expensed and capitalized	$17,319
An estimate of the interest component within rental expense	1,806

Total Fixed Charges	$19,125

Ratio of Earnings to Fixed Charges	(A)
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(A) For the six-month period ended June 30, 2015, the ratio coverage was less than 1:1.  The Corporation would have to generate additional earnings of $10.2 million to achieve a ratio of 1:1 for the six-month period ended June 30, 2015.